Exhibit 10.1
QUOTA PURCHASE AND SALE AGREEMENT
By this private instrument, the parties:
ICO POLYMERS DO BRASIL LTDA., a company duty organized and existing under the laws of Brazil, registered in the Commercial Registry of the State of Minas Gerais under NIRE number 3120537525-7, dated of 02.13.1998, and enrolled in the CNPJ/MF under the number 02.376.055/0001-26, with its head office at Via Expressa de Contagem, 2785, Cinco Perobas, Contagem, MG, CEP 32.370-485, herein represented by its sole Director, Mr. Paulo Cesar Palhares, Brazilian, married, economist, bearer of ID Card MG 305.392-55P/MG, enrolled in the Taxpayers’ Registry (CPF/MF) under no. 126.931.976-00, residing and domiciled in the City of Belo Horizonte, State of Minas Gerais, at Rua Cristina, 433, apt. 901, Carmo, CEP 30.310-800, hereinafter referred to as “Purchaser”;
HENRI HARA, Brazilian, married, industrialist, bearer of ID Card RG no. 5.081.389-55P/5P, enrolled in the Taxpayers’ Registry (CPF/MF) under no. 494.695.928-91, residing and domiciled in the City of Sao Paulo, State of Sao Paulo, at Rua Barao de Bocaina, 140, apt. 111, Pacaembu, CEP 01241-020; and ELIE HARA, Brazilian, divorced, industrialist, bearer of ID Card RG no. 4.597.997-55P/5P, enrolled in the Taxpayers’ Registry (CPF/MF) under no. 173.032.498-34, residing and domiciled in the City of Sao Paulo, State of Sao Paulo, at Rua Barao de Bocaina, 112, apt. 141, Pacaembu, CEP 01241-020, both hereinafter referred to as “Sellers”;
and, as Intervening Party and Guarantor, A. SCHULMAN, INC., a company duly incorporated under the laws of Ohio, USA, headquartered at 3550 W. Market St., Akron, Ohio 44333, herein represented by its [position], Mr./Mrs. [name and qualification], hereinafter referred to as “A. Schulman”;
Purchaser, Sellers and A. Schulman are hereinafter collectively referred to as “Parties” and individually as “Party”;
WHEREAS:
A. Sellers are the owners of a total of 6.330.000 (six million and three hundred and thirty thousand) quotas, in a proportion of 50% (fifty per cent) each, representing 100% (one hundred per cent) of the capital stock of MASH INDÚSTRIA E COMÉRCIO DE COMPOSTOS PLÁSTICOS LTDA., a company duly organized and existing under the laws of Brazil, registered in the Commercial Registry of the State of Sao Paulo under NIRE number 3521568918-5 and enrolled in the CNPJ/MF under the number 03.125.730/0001-07, with its head office at Avenida Marechal Tito, 6.829, Blocos 5 e 6, Bairro Itaim Paulista, CEP 08115-100, in the City of Sao Paulo, State of Sao Paulo (hereinafter “Company”);
B. A. Schulman submitted to Sellers a Letter of Intention with Valuation for Purchase of Stock, dated of September 9, 2010, where A. Schulman declared its intention to acquire the quotas held by Sellers in the Company, which would be confirmed after completion of a legal, financial and business detailed investigation conducted by A. Schulman in the Company;

C. the results of the due diligence conducted by A. Schulman in the Company were very satisfactory and it decided to proceed with the acquisition of the Company;
D. Purchaser is a Brazilian company that has been recently acquired by A. Schulman and now belongs to its economic group; and
E. A. Schulman wishes to use the Purchaser to acquire the Company’s quotas from the Sellers;
NOW, THEREFORE, the Parties, in mutual agreement, decide to enter into this Quota Purchase and Sale Agreement, hereinafter “Agreement”, as per the terms and conditions herein set forth:
SECTION 1. DEFINITIONS
For the purpose of this Agreement the following expressions shall have the definitions attributed to them below:
Purchaser: means ICO POLYMERS DO BRASIL LTDA., as qualified above.
Agreement: means the present Agreement entered by and between the Purchaser and the Sellers.
Escrow Account(s): means the two accounts of restricted use to be opened one for each of the Sellers as per the terms and conditions of the Escrow Agreement(s) and in which parts of the Purchase Price will be deposited, as per Section 3.
Closing Date: means November 3, 2010.
Purchase Price: has the meaning defined in item 3.1.
Quotas: means the 6.330.000 (six million and three hundred and thirty thousand) quotas, representing 100% (one hundred per cent) of the capital stock of MASH INDÚSTRIA E COMÉRCIO DE COMPOSTOS PLÁSTICOS LTDA. held by Sellers.
Company: means MASH INDÚSTRIA E COMÉRCIO DE COMPOSTOS PLÁSTICOS LTDA., as qualified above.
Sellers: means Mr. Henri Hara and Mr. Elie Hara, as qualified above.
SECTION 2. PURPOSE
2.1. Subject to the terms and conditions of this Agreement, by this Agreement and in the best terms of the law, Sellers hereby irrevocably and irreversibly undertake to sell and transfer the Quotas to the Purchaser, and the Purchaser undertakes to purchase the Quotas from the Sellers, with all rights and obligations that such Quotas represent, in the Closing Date.

2.1.1. Sellers represent and warrant to Purchaser that the Company’s Quotas to be transferred on the Closing Date, represent, on that date, 100% of the corporate capital of the Company and will be transferred free and clear of any liens or encumbrances.
2.2. Sellers will assign and transfer the Quotas to Purchaser on the Closing Date upon signing of the respective Amendment to the Articles of Association of the Company.
SECTION 3. PRICE AND PAYMENT CONDITIONS
3.1. Regarding the acquisition of the Quotas by the Purchaser from the Sellers described on Section 2 above, Purchaser will pay to Sellers a total amount of R$27.600.000,00 (twenty seven million and six hundred thousand reais) (“Purchase Price”).
3.2. The payment of the Purchase Price will observe the following conditions:
(i) R$24.800.000,00 (twenty four million and eight hundred thousand reais) shall be payable in cash to Sellers by wire transfer on the Closing Date, in a proportion of 50% (fifty per cent) for each of them, observed the condition described on item 3.2.1 below; and
(ii) the remaining R$2.800.000,00 (two million and eight hundred thousand reais) will be payable to the Sellers on November 3, 2013, according to the terms and conditions set forth on item 3.2.2 below (“Earn-out and Escrow Payment”).
3.2.1. Although the amount foreseen on item 3.2(i) is due only at the Closing Date, Purchaser must, on the present date, deposit part of that amount equivalent to R$5.000.000,00 (five million reais) in two Escrow Accounts, one for each Seller, in the proportion of 50% (fifty per cent) each, as a down payment and guarantee of its intention to purchase the Quotas according to the terms of this Agreement.
3.2.1.1. Once the related documents foreseen on Section 7 below are duly signed by the Parties, Sellers must have the right to withdraw or have transferred to their benefit the amount mentioned above. The balance due at the Closing Date, which is R$19.800.000,00 (nineteen million and eight hundred thousand reais) must be paid in cash to Sellers concurrently to the signature of the related documents, in accordance with item 3.2(i) above.
3.2.2. The amount of the Earn-out and Escrow Payment mentioned in item 3.2(ii) above will be deposited in the Escrow Accounts on the Closing Date, one for each Seller, in the proportion of 50% (fifty per cent) each, in order to guarantee to Purchaser the contingencies and performance as mentioned below.
3.2.2.1. The deposited funds will be used as a guarantee, for the Purchaser, to the achievement of 80% capacity utilization of the recently-added third extrusion line in addition to full capacity utilization of the two initial extrusion lines.
3.2.2.2. For purposes of the Earn-out, “80% capacity utilization” and “full capacity utilization” shall be defined in accordance with Exhibit 3.2.2.2, which shall be mutually agreed upon and attached to this Agreement as a condition of the Closing.

3.2.2.3. Besides the aforementioned, the funds of the Earn-out and Escrow Payment may be used to realize contingent liabilities of the Company and breach of representations and warrants by the Sellers, according to the responsibilities as defined in Section 8.
3.2.2.4. At the due date mentioned in item 3.2(ii) above, once achieved by the Company the capacity stated in item 3.2.2.1, Sellers shall have the total amount of the Earn-out and Escrow Payment or what is left of it, in case the funds are used for contingencies according to Section 8, released to their designated bank accounts.
3.3. The amount object of the item 3.2(ii) shall have its maturity accelerated in case Purchaser, for any reason whatsoever, ceases to be a company of A. Schulman’s economic group.
SECTION 4. SELLER’S REPRESENTATIONS AND WARRANTS
4.1. Sellers make the following representations and warrants, and shall be liable for any omission, inaccuracy or untruthfulness in such representations, which shall remain valid on the Closing Date, as follows:
4.1.1. Good standing. The Company is a limited company duly organized, validly existing and in good standing under the laws of Brazil and Sellers have all necessary powers to execute and perform this Agreement.
4.1.2. Enforceability. This Agreement, and any other agreements or documents executed and delivered by Sellers in connection with this Agreement, constitute legal, valid and binding obligations, enforceable in accordance with their respective terms. Sellers’ execution and performance of this Agreement will not violate or constitute a default, or a condition that, if continued, with the passage of time or notice would constitute a default, under any other agreement to which Sellers are a party, or constitute a fraudulent conveyance or fraudulent transfer under or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental entity to which Sellers are subject to. Sellers are neither party to nor bound by or subject to any agreement or instrument, or any judgment, order or decree of any court or governmental agency or authority, which would be violated by, or could prevent or materially impair, the carrying out of this Agreement nor are party to any pending, or knows of any threatened, action, suit, proceeding or investigation in, before or by any court, governmental agency or authority or arbitrator which would have a material adverse effect on this Agreement, the Quotas or the Company’s business.
4.1.3. Authorizations. Except for any required income tax filings, no prior authorization or approval of, or filing with, any governmental, regulatory or administrative body that has not been obtained or made is required in connection with the execution, delivery and performance by Sellers of this Agreement or any other agreements signed in connection with this Agreement.
4.1.4. Purchased Quotas. The Quotas consist of 100% of the Company’s corporate capital and, therefore, includes all the assets, properties, agreements and rights necessary for Purchaser to continue Sellers’ business and activities in the same manner as it has been conducted by Sellers prior to the Closing Date. The Quotas are free and clear of all liens, claims, security interests or encumbrances.

4.1.5. Intellectual Property. Exhibit 4.1.5 to this Agreement lists all patents, patent applications, copyrights, trademarks, service marks, names and internet domain names that have been registered or applied for on behalf of the Company. To the best of Sellers’ knowledge: (a) Company’s past activities have not infringed any patent, trade secret, trademark or other intellectual property right of any third party and Company’s operations have not interfered with, infringed upon, misappropriated or otherwise come into conflict with the proprietary rights of any other third party or involved any acts of unfair competition and no claims have been asserted by any party alleging such interference, infringement, misappropriation, conflict or act of unfair competition; (b) all of the patents, trademarks, service marks and copyrights listed on Exhibit 4.1.5 are valid and enforceable; and (c) there are no proprietary rights developed by any current or former director, officer, consultant or employee of the Company that have not been duly and validly transferred to it, or are not owned free and clear of any liens or encumbrances by the Company.
4.1.5.1. Besides the warrants described above, Purchaser is aware that, specifically regarding the trademark “Mash”, it is registered on behalf of third parties under other classes and classifications, other than the ones related to the Company’s business and activities, and, therefore, they are not included nor have any connection whatsoever with this Agreement.
4.1.6. Inventories. Sellers will provide to Purchaser an accurate and updated listing of the Company’s inventories prior to the Closing Date. All inventories are in good condition, suitable for use and/or consumption and are in a saleable condition on the date hereof. Sellers represent and warrant that inventories and production lines are viable and satisfy all requirements for production in accordance with law.
4.1.7. Accounts Receivable. Sellers will provide to Purchaser prior to the Closing Date an updated and accurate listing of all Company’s accounts receivable.
4.1.8. Tangible Property. Sellers will provide to Purchaser prior to the Closing Date an updated and accurate listing of the Company’s equipment, machinery, furniture, tooling, furnishings and other material items of tangible property other than inventory.
4.1.9. Accounts Payable. Sellers will provide to Purchaser prior to the Closing Date an updated and accurate listing of the Company’s accounts payable for existing open purchase orders to purchase Company’s inventory. All the obligations of the Company are recorded in the respective mandatory accounting books, pursuant to generally accepted and consistently applied accounting principles in Brazil.
4.1.10. Financial Information. Balance sheets, income statements and related financial information of the Company as of the end of and for calendar years requested, which are complete and accurate in all material respects and pursuant to generally accepted and consistently applied accounting principles in Brazil, have already been provided by Sellers to Purchaser. All the obligations of the Company are recorded in the respective mandatory accounting books, pursuant to generally accepted and consistently applied accounting principles in Brazil.
4.1.11. Compliance with laws. The operations of the Company, up to the date hereof, have been carried out in strict compliance with applicable law and have been posted in the mandatory accounting books. The Sellers will continue to observe this compliance from the present date to the Closing Date.

4.1.12. Environmental Matters. There are no actions, proceedings or investigations pending with regard to any ejectment, unloading, leakage, issue, injection, exhaust, deposit or launching in or of the Company into the environment or third-party properties of any toxic or dangerous substances, as defined in the pertinent municipal, state or federal regulations, permits, ordinances, normative rulings, laws or legislation. The Company have not been served notice or notified with relation to any litigation, claims or environmental conflicts. Sellers hereby assume liability for the representations and warrants rendered hereunder, and undertake to reimburse the Purchaser for all present or future obligations and contingencies of an environmental nature in relation to the Company with respect to events occurring prior to this date and that may be charged to Purchaser and/or the Company during the term mentioned in Section 8.
4.1.13. Consents to Transfers of Agreements. If necessary, due to the change of control of the Company, Sellers shall cooperate and use reasonable efforts to obtain any required consent of third parties regarding the agreements signed by the Company and that are presently valid and in force.
4.1.14. Labor. Purchaser, in its sole discretion, may offer or decline to offer employment to any or all of Company’s employees or independent contractors. Sellers will be liable for and will indemnify Purchaser against all and any compensation and other benefits owed to such employees or independent contractors on account of their employment by the Company or termination of their employment or independent contractor relationship. The responsibilities of the Sellers described herein will be limited to claims originated or based in facts occurred up to the Closing Date and that may arise during the term mentioned in Section 8.
4.2. Sellers will conduct the operations and activities of the Company from the present date to the Closing Date as they have been doing so far, without any alteration whatsoever, and will also not sell or acquire any asset of the Company nor assume any obligation on behalf of the Company or third parties which are not related to the normal course of Company’s activities.
4.3. Sellers must immediately inform Purchaser of any new fact which arises from the present date up to the Closing Date and that could alter any of the aforementioned representations and warrants. In case there is no communication whatsoever prior to the Closing Date, Purchaser will consider that the representations and warrants made herein remain valid and in force.
SECTION 5. PURCHASER’S REPRESENTATIONS AND WARRANTS
5.1. Purchaser makes the following representations and warrants, and shall be liable for any omission, inaccuracy or untruthfulness in such representations, which shall remain valid at the Closing Date, as follows:
5.1.1. Good standing and Approvals. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the Brazil, and it has obtained all of the corporate approvals required for the execution of this Agreement, the consummation of the transactions contemplated herein, the performance of all of its obligations hereunder.

5.1.2. Enforceability. This Agreement constitutes, and any other agreements or documents executed and delivered by Purchaser in connection to this Agreement constitutes legal, valid and binding obligations for the Purchaser, enforceable in accordance with their respective terms. Purchaser’s execution and performance of this Agreement or any other agreement delivered by Purchaser in connection with this Agreement, will not violate or constitute a default, or a condition that, if continued, with the passage of time or notice would constitute a default, under any agreement to which Purchaser is a party, or constitute a fraudulent conveyance or fraudulent transfer under or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental entity to which Purchaser is subject.
5.1.2.1. Purchaser (a) is not a party to or bound by or subject to any agreement or instrument, or any judgment, order, or decree of any court or governmental agency or authority, which would be violated by, or could prevent or materially impair, the carrying out of this Agreement; and (b) is not a party to any pending, and does not know of any threatened, action, suit, proceeding or investigation in, before or by any court, governmental agency or authority or arbitrator which would have a material adverse effect on this Agreement.
SECTION 6. INTERVENING PARTY
6.1. A. Schulman signs the present Agreement as an Intervening Party, agreeing with and ratifying all the terms and conditions stated herein.
SECTION 7. RELATED DOCUMENTS TO BE SIGNED ON THE CLOSING DATE
7.1. Parties must sign the following documents on the Closing Date in order to complete the transaction which is object of the present Agreement:
(i) Amendment to the Company’s Articles of Association duly registered by the Board of Trade of the State of Sao Paulo, through which the Sellers have increased the capital of the Company in the amount of R$3.000.000,00 (three million Reais), as a result of the capitalization of the loans in the amount of R$1.500.000,00 (one million and five hundred thousand reais) per shareholder, amounting to 6.330.000 (six million and three hundred and thirty thousand) quotas.
(ii) Amendment to the Company’s Articles of Association, through which all Quotas held by Sellers in the Company’s stock capital will be transferred to Purchaser;
(iii) Escrow Agreements regulating the deposit and release of the values identified in item 3.2(ii) according to the terms of the previous Section 3;
(iv) Employment agreements by key executives; and
(v) Lease Agreement

(vi) Declaration signed by Seller’s wives, in which they are in accordance with the sale of the Company’s 100% shares.
7.2. As the aforementioned documents are part of the transaction stated herein, Parties must discuss their terms and conditions in good faith, prior to the Closing Date and, therefore, may not unjustifiably refuse to sign them, what could be considered a breach of this Agreement.
7.3. Sellers further undertake to sign any and all documents as may be required to consolidated Purchaser’s title to the Quotas and, consequently, to the Company.
SECTION 8. LIABILITIES AND INDEMNIFICATION
8.1. Sellers assume full responsibility for the accuracy, veracity and preciseness of the representations and warranties rendered pursuant to Section 4 hereof, which are made in full and do not omit any relevant fact or circumstance whose lack of knowledge by the Purchaser could induce the Purchaser into error, or whose knowledge by the Purchaser could change the conditions on which the Agreement is being executed.
8.2. Sellers shall remain liable for 5 years counted as of the Closing Date, for any liability (a) which arise from the incorrectness, impreciseness or incompleteness of the representations and warranties made by the Sellers herein; or (b) which arise from acts, omissions and/or events that were carried out by the Company or by the Sellers prior to the Closing Date, such as those of a tax, labor, civil, social security, commercial, corporate, environmental or any other nature, (together, the “Contingencies”).
8.3. In the event there is an investigation carried out by the fiscal authorities or by the social security authorities or an administrative or judicial claim of any nature whatsoever during the 5 year period established in item 8.2 above, in relation to facts occurred prior to the Closing Date, Purchaser or the Company shall promptly notify Sellers of such investigation or claim as to allow them to defend themselves, the Purchaser or the Company administratively or in court. Sellers will have the right to defend and discuss the matter until a final court decision (tronsito em julgodo).
8.4. The costs and expenses incurred as a result of such defense shall be borne by the Sellers and such defense shall be conducted by the Sellers appointed attorneys.
8.5. It is the Seller’s decision to dispute the claims mentioned in this Section 8, whether in the administrative or judicial level, However, such decision shall not interfere in the Company’s ordinary activities such as, but not limited to, requirement of non-debt certificates, Company’s registration with CADIN, close of financial transactions, tax incentives or authorization to perform export and import transactions (RADAR).
8.5.1. In the aforementioned cases, Purchaser may use the funds of the Earn-out and Escrow Payment as to ensure the prompt issuance of the mentioned certificates while the Sellers carry out their defense. If it occurs after the funds have been released, as described in Section 3, or if the amount of the funds are not enough, Sellers must make or complete the deposit.

8.6. With respect to the lawsuits already in course, it is hereby agreed by the Parties hereto that (i) the Sellers’ attorneys may continue to defend them in court or (ii) may transfer those lawsuits to a law firm to be appointed by the Purchaser, in which case the Company shall also use the funds of the Earn-out and Escrow Payment. Should the lawsuits in reference be transferred to the Purchaser’s lawyers, Purchaser shall bear all expenses of the defense, but Sellers shall continue to be responsible for Purchaser’s indemnification of any losses, unfavorable decisions, among others, arising therefrom. Sellers shall have the right to appoint others attorneys, at their own expense, to follow the development of the lawsuits.
8.7 In order to make Sellers defense feasible, Purchaser shall fully cooperate with the Sellers and cause the Company to cooperate by supplying the power of attorney necessary and granting access to the Company’s accounting data and records involved, as well as to all materials and data required in the support of the defense dealt with above.
8.8. Sellers may freely settle, compromise and put an end to disputes over any contingency mentioned in this Section 8 with regard to any monetary resolution, but any resolution that involves non-monetary consequences shall have the consent of Purchaser. Should Sellers not succeed in their discussion of the referred contingency, Sellers shall bear all corresponding costs and expenses.
8.9. Parties hereby agree that the funds of the Earn-out and Escrow Payment shall be used to pay settlements, agreements and/or judicial or administrative decisions unfavorable for the Sellers that may arise during the first three years counted from the present date. After that, or if the funds are not enough to cover the debts, Sellers must pay it.
8.10. Any amounts paid or deposited in advance by Sellers on behalf of the Company and on account of or in relation to any contingency or court action regarding the responsibilities defined in this Section 8 (including any used funds of the Earn-out and Escrow Payment), such as, but not limited to, amounts posted as bonds in courts, collection credits, fees of counsel and reimbursement for costs and expenses, which the Company receives or is authorized to withdraw before the achievement of a favorable decision by Sellers, shall be promptly disbursed to Sellers by the Company.
8.11. The parties agree that with respect to labor claims filed against the Company after the present date, liability for such claim will be apportioned between Purchaser and Sellers, with Purchaser being liable for labor liabilities pertaining to activities accruing after the Closing Date, and Sellers for those pertaining to activities accruing prior thereto.
SECTION 9. CONSEQUENCES OF THE NON PERFORMANCE OF THE AGREEMENT ON THE CLOSING DATE
9.1. If Sellers fail to perform this Agreement by (i) unjustifiably refusing to sign any of the documents foreseen on Section 7 or (ii) not providing the updated and accurate listings foreseen on Section 4, Sellers will not have the right to receive any amount regarding the Purchase Price and Purchaser may terminate this Agreement by just cause, withdrawing the amount deposited according to item 3.2.1 and Purchaser may also pursue other rights that it may have by law.

9.2. If Purchaser fails to perform this Agreement by (i) unjustifiably refusing to sign any of the documents foreseen on Section 7, (ii) not accomplishing the obligations of opening the accounts as mentioned in Section 3, and/or (iii) not paying the amount due on the Closing Date to Sellers, Sellers may terminate this Agreement by just cause, in which case Sellers shall have the right to withdraw or transfer to their benefit R$1.380.000,00 (one million and three hundred and eighty thousand reais) from the down payment amount deposited by Purchaser according to item 3.2.1. The balance of the down payment amount deposited by Purchaser according to item 3.2.1 shall be returned to the Purchaser but Sellers may pursue other rights that it may have by law to recover actual damages greater than R$1.380.000,00 (one million and three hundred and eighty thousand reais) reais.
SECTION 10. CONFIDENTIALITY
10.1. The parties will, and will cause their representatives, agents and affiliates to maintain confidentiality of any trade secrets, acquired assets or information related to the Company’s business, except as such information shall become publicly available, in accordance with the existing non-disclosure agreement signed between the parties dated January 13, 2010.
SECTION 11. NON COMPETITION
11.1. Sellers agree not to compete with Purchaser or its successors for a period of 5 (five) years, as of the present date, without the prior written consent of Purchaser. Also, the Sellers shall not perform the following activities: (a) work, directly or indirectly, within the Brazilian Territory, or acquire a participation or any other kind of investment in any entity, which develops any similar business that would compete directly with the Company’s business, as well as the promotion, sale, distribution of similar goods or services that would compete directly with the Company’s products, (b) try to induce third parties not to deal with the Company, (c) hire employee’s of the Company or (d) use or authorize the use of the Company’s trademarks, proprietary technical information (formulations, customer, market information, etc.).
11.2. This section shall not hinder Sellers from developing any other activity except for those described herein. For purposes of this provision, “similar business” shall mean the production and sale of all kind of thermoplastic compounds and masterbatches including additives, color concentrates, black concentrates, white concentrates and engineered thermoplastic compounds that are used in the known thermoplastic processes as those products are understood in the relevant market and that would compete directly with the Company in South America, considering its present business and activities.
SECTION 12. ASSIGNMENT
12.1. The rights and obligations under this Agreement may not be assigned by the Sellers or Purchaser without the express prior written consent of the other Party.

SECTION 13. NOTICE
13.1. Any notice pursuant to the terms and conditions of this Agreement shall be in writing and shall be considered delivered upon receipt by the recipient. The notices shall be duly addressed to the recipient and delivered to the respective address, as indicated above. Any party may change its address upon prior written notice to the other party.
If to Sellers:
Mr. HENRI HARA
Address: Rua Barao de Bocaina, 140, apt. 111, Pacaembu
CEP 01241-020 — Sao Paulo/SP
e-mail: henri.hara@uol.com.br
Mr. ELIE HARA
Address: Rua Barao de Bocaina, 112, apt. 141, Pacaembu
CEP 01241-020 — Sao Paulo/SP
e-mail: eliehara@hotmail.com
If to Purchaser:
Mr. Paulo Cesar Palhares, Managing Director
ICO Polymers do Brazil Ltda.
Via Expressa de Contagem, 2785,
Cincao Perobas, Contagem,
MG, CEP 32.370-485,
Copy to:
Attention: General Counsel,
A. Schulman, Inc.
3550 W. Market Street
Fairlawn, Ohio, USA 44333
SECTION 14. PRIOR AGREEMENTS
14.1 The present Agreement revokes and substitutes any other agreement, orally or written, with respect to the matters herein contemplated, except for the non-disclosure agreement signed between the parties dated January 13, 2010.
SECTION 15. MISCELLANEOUS
15.1. Upon signing this Agreement, the Parties hereto represent and warrant hereby, spontaneously and unconditionally, that they are not bound to do it by emergency economic-financial reasons, agreeing with all terms and conditions provided herein, having no other interest or interest contrary to the present instrument contents or which could prevent, limit, jeopardize or revoke the performance of obligations set forth herein.

15.2. The parties expressly represent, for all legal purposes and intents, that the, considerations under this Agreement are perfectly and economically proportional, pursuant to the effective values by the time of its execution, being the result of bilateral negotiations and generating benefits to both Parties, therefore not causing any undue hardship to either of them.
15.3. This Agreement under private signature is hereby accepted by the Parties hereto, as an extra-judicial security, which can be executed within the law, meeting also provisions of articles 368, 369 and 585, II, all of the Brazilian Code of Civil Procedure. The Parties hereto become liable under the civil and the criminal law for their representations by the time of this Agreement’s signing.
15.4. Tolerance by the Parties in not demanding compliance with any term or condition set forth herein shall not imply waiver, acquittal, novation or alteration of provisions agreed upon hereby.
15.5. The invalidity or unenforceability of any portion or provision of this Agreement shall in no way affect the validity or enforceability of any other portion or provision hereof.
15.6. Any amendments or complementation to this Agreement shall only be effective when performed in writing and accepted by the parties hereto.
15.7. The present Agreement is signed irrevocably and irreversibly by and between the Parties, binding the Parties and their successors.
SECTION 16. GOVERNING LAW AND ARBITRATION
16.1. The parties agree that, any dispute or divergence arising from, and/or relating to this Agreement, shall exclusively and definitively be resolved through arbitration, to be initiated and processed in accordance with the Rules of the Brazil-Canada Chamber of Commerce. Parties agree that the Portuguese version shall prevail.
16.2. The arbitration venue shall be the city of Sao Paulo, state of Sao Paulo, where the arbitration award shall be issued. The official language for all the acts shall be the Portuguese language and the applicable laws shall be those of the Federative Republic of Brazil.
16.3. Any decision rendered by the Arbitral Tribunal shall be definitive, non-appeal able and enforceable by the courts.
16.4. The Parties elect, with exclusion of all others, the courts of the judicial district of Sao Paulo exclusively for the purpose, when and if necessary of (i) obtaining coercive measures or precautionary measures, as guarantee of the arbitration proceedings in course or to be initiated between the Parties and/or to assure the existence and effectiveness of the arbitration proceedings; and (ii) obtaining injunctions or specific performance, it being agreed that upon the granting of such injunction or specific performance, full and exclusive jurisdiction shall reverted to the Arbitration Tribunal already formed or to be initiated, as the case may be, which decision on any and all dispute, whether on the procedure or on the merits, shall be final and binding.

In witness whereof, the parties have caused this Agreement to be executed by its legal representatives in four (04) counterparts with the same content and format for the due legal purposes and intents and in the presence of the two undersigned witnesses.

Sao Paulo, October 15th, 2010
/s/ Paulo Cesar Palhares
ICO POLYMERS DO BRASIL LTDA.
p. Paulo Cesar Palhares

/s/ Henri Hara
HENRI HARA

/s/ Elie Hara
ELIE HARA

/s/ Paulo Cesar Palhares
A. SCHULMAN, INC.
Witnesses:

1)	/s/ Sergio L. Duluni

2)	/s/ Yuri Cavalho Machado

QUOTA PURCHASE AND SALE AGREEMENT SIGNED

BETWEEN ICO POLYMERS DO BRASIL LTDA. AND HENRI

KARA AND ELIE HARA ON OCTOBER 15, 2010
EXHIBIT 3.2.2.2
1. For the purposes of the performance mentioned on Item 3.2.2 and following items of the Agreement, Parties will consider the definitions as stated below:
(i) Full Capacity Utilization Volume of the Recently-Added Third Extrusion Line (in addition to full capacity utilization of the two initial extrusion lines): 250.000kg of produced products per month.
(ii) Volume equivalent to 80% Capacity Utilization of the Recently-Added Third Extrusion Line (in addition to capacity utilization of the two initial extrusion lines): 200.000kg of produced products per month.
(iii) Performance Goal: monthly average production equivalent to a volume of 200.000kg of products in the Recently-Added Third Extrusion Line.
(iv) The volume mentioned on item (iii) above is going to be supported by the products that are being produced in the Recently-Added Third Extrusion Line and by the products of the new projects listed in the attachment hereto, in case the acquisition of a fourth extrusion line becomes necessary in order to attend their production and any client of the third line ends the commercial relationship with the Company. In this case, the production volume of the fourth line regarding the new projects listed in the attachment hereto, will be considered for the calculation of the performance established in the Agreement.
(v) Period for Assessment of the Performance Goal: The period to be considered for the assessment of the Performance Goal will correspond to the twelve (12) months prior to the date in which the 3rd anniversary of the Agreement will be completed, which is on November 3, 2013.
(vi) Method of Calculation for Assessment of the Performance Goal: The assessment will be calculated by adding up the monthly volume production of the Third Extrusion Line (and of the fourth, eventually, in the hypothesis mentioned in item (iii) above) of the twelve (12) months prior to November 3, 2013, and dividing this result by 12.

2. This Exhibit is an essential part of the Agreement, which content is hereby accepted by the Parties in common consent.

Sao Paulo, November 3rd, 2010.

/s/ Paulo Cesar Palhares
ICO POLYMERS DO BRASIL LTDA.
p. Paulo Cesar Palhares

/s/ Henri Hara
HENRI HARA

/s/ Elie Hara
ELIE HARA

/s/ Paulo Cesar Palhares
A. SCHULMAN, INC.
Witnesses:

1)	/s/ Sergio L. Duluni

2)	/s/ Yuri Cavalho Machado